UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date	of report (Date of earliest event reported) January 13, 2006

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

To the extent applicable, the information disclosed under Item 1.02 below is incorporated into this Item 1.01 by reference.

Item 1.02. Termination of Material Definitive Agreement.

On January 13, 2006, Nabi Biopharmaceuticals (the “Company”) terminated the employment period under an Employment Agreement with H. Le Roux Jooste, the Company’s Senior Vice President, Global Sales and Marketing, effective February 28, 2006 (the “Effective Date”) and entered into a Severance Agreement between the Company and Mr. Jooste (the “Severance Agreement).

Pursuant to the terms of the Severance Agreement, and notwithstanding any provision to the contrary in the Employment Agreement previously entered into by Mr. Jooste and the Company (the “Employment Agreement”), Mr. Jooste is entitled to receive a lump sum payment of $253,666.67 representing severance pay equal to his current base salary and continuation of an auto allowance for 10 months and continuation of his healthcare benefits until December 31, 2006 (in lieu of 18 months of severance pay and continuation of benefits provided by the terms of the Employment Agreement). In addition, notwithstanding the terms of the Employment Agreement, which provides for the immediate vesting of any non-vested stock options held by Mr. Jooste and that such options will be exercisable for one year after the termination date, but in no event later than the original option expiration date, Mr. Jooste and the Company have agreed in the Severance Agreement that options to purchase 160,000 shares of the Company’s common stock held by Mr. Jooste shall expire and terminate immediately on the Effective Date. The Severance Agreement provides a general release of the Company by Mr. Jooste and the Employment Agreement provides that Mr. Jooste will not compete with the Company for a period of one year after the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: January 20, 2006	By:	/S/ MARK L. SMITH
Name: Mark L. Smith Title: Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer